Titan Machinery Inc. Announces Results for Fiscal Third Quarter Ended October 31, 2021

- Revenue for Third Quarter of Fiscal 2022 Increased 25.8% to $454.0 million -
- GAAP EPS for Third Quarter of Fiscal 2022 was $0.97 and Adjusted EPS was $0.96 -
- Increases Fiscal 2022 Modeling Assumptions, Expects Fiscal 2022 EPS in Range of $2.40-$2.60 -

West Fargo, ND – November 23, 2021 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal third quarter ended October 31, 2021.
David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "The ongoing strength of the broader agriculture sector continues to fuel demand for equipment across our business and equipment revenue grew 37% on a consolidated basis in the third quarter. The combination of our larger base of revenues, healthy inventory position, and lean infrastructure has allowed for powerful operating leverage that drove a 109% increase in pre-tax income for the quarter. At the segment-level, this operating leverage is visible in our Agriculture segment, which benefited from better than expected crop yields across our footprint, and produced a pre-tax margin of 7%, which is a record quarterly high margin for the segment. Our Construction and International segments are also generating strong gains in profitability, each producing another solid quarter and building upon the improvements made fiscal year-to-date. We are excited about finishing the fiscal year on a strong note after a successful harvest and construction season and will continue to work toward delivering the unmatched customer service that Titan Machinery is known for."
Fiscal 2022 Third Quarter Results
Consolidated Results
For the third quarter of fiscal 2022, revenue increased to $454.0 million compared to $360.9 million in the third quarter last year. Equipment sales were $329.8 million for the third quarter of fiscal 2022, compared to $240.9 million in the third quarter last year. Parts sales were $80.5 million for the third quarter of fiscal 2022, compared to $76.8 million in the third quarter last year. Revenue generated from service was $32.0 million for the third quarter of fiscal 2022, compared to $30.7 million in the third quarter last year. Revenue from rental and other was $11.6 million for the third quarter of fiscal 2022, compared to $12.5 million in the third quarter last year. Rental revenue was down due to a decrease in inventory rentals, a reduced rental fleet and the January 2021 divestiture of the Company's construction stores in Arizona. While the fleet was smaller compared to the prior year, the dollar utilization of the fleet improved to 31.4% in the quarter compared to 25.7% in the same period last year.
Gross profit for the third quarter of fiscal 2022 was $92.5 million, compared to $72.6 million in the third quarter last year. The Company's gross profit margin increased to 20.4% in the third quarter of fiscal 2022, compared to 20.1% in the third quarter last year. Gross profit margin primarily increased due to stronger equipment margins, which were partially offset by mix, with a greater proportion of equipment revenue this year versus higher margin parts and service revenue as compared to the third quarter of the prior year.
Operating expenses increased by $8.8 million to $62.9 million for the third quarter of fiscal 2022, compared to $54.1 million in the third quarter last year, primarily due to higher variable expenses on increased revenues. Operating expenses as a percentage of revenue decreased 110 basis points to 13.9% for the third quarter of fiscal 2022, compared to 15.0% of revenue in the prior year period. The Company did not recognize any impairments related to goodwill or intangible and long-lived assets in the current year period, but did recognize impairments of $2.6 million in the third quarter of fiscal 2021.
Floorplan and other interest expense was $1.3 million in the third quarter of fiscal 2022, compared to $1.7 million for the same period last year. The decrease was primarily due to lower floorplan borrowings.
In the third quarter of fiscal 2022, net income was $21.8 million, or earnings per diluted share of $0.97, compared to net income of $9.9 million, or earnings per diluted share of $0.44, for the third quarter of last year.
On an adjusted basis, net income for the third quarter of fiscal 2022 was $21.7 million, or adjusted earnings per diluted share of $0.96, compared to adjusted net income of $12.0 million, or adjusted earnings per diluted share of $0.53, for the third quarter of last year.
Adjusted EBITDA was $35.3 million in the third quarter of fiscal 2022, compared to $24.8 million in the third quarter of last year.
Segment Results
Agriculture Segment - Revenue for the third quarter of fiscal 2022 was $281.5 million, compared to $220.6 million in the third quarter last year. The increase in revenue was primarily driven by strong demand for equipment. Pre-tax income for the third quarter of fiscal 2022 was $19.6 million, compared to $13.6 million of pre-tax income and adjusted pre-tax income of $13.8 million in the third quarter last year.
Construction Segment - Revenue for the third quarter of fiscal 2022 was $79.7 million, compared to $79.0 million in the third quarter last year. While revenue was essentially flat versus the prior year period, same-store sales increased 11.1% primarily due to increased equipment demand, but was offset by the lost contributions from the Company's Arizona stores following the January 2021 divestiture. Pre-tax income for the third quarter of fiscal 2022 was $3.6 million, compared to $1.4 million in the third quarter last year.
International Segment - Revenue for the third quarter of fiscal 2022 was $92.7 million, compared to $61.2 million in the third quarter last year. The increase in revenue was primarily driven by strong equipment sales. Pre-tax income for the third quarter of fiscal 2022 was $6.3 million, compared to a pre-tax loss of $2.4 million in the third quarter last year. Adjusted pre-tax income for the third quarter of fiscal 2022 was $6.1 million, compared to $0.2 million in the third quarter last year.
Fiscal 2022 First Nine Months Results
Revenue was $1.2 billion for the first nine months of fiscal 2022, compared to $974.5 million for the same period last year. Net income for the first nine months of fiscal 2022 was $43.6 million, or $1.93 per diluted share, compared to net income of $18.6 million, or $0.83 per diluted share, for the same period last year. On an adjusted basis, net income for the first nine months of fiscal 2022 was $44.8 million, or $1.98 per diluted share, compared to an adjusted net income of $22.0 million, or $0.97 per diluted share, in the same period last year. Adjusted EBITDA was $78.6 million in the first nine months of fiscal 2022, compared to $51.7 million in the same period last year.
Balance Sheet and Cash Flow
Cash at the end of the third quarter of fiscal 2022 was $90.5 million. Inventories decreased modestly to $412.7 million as of October 31, 2021, compared to $418.5 million as of January 31, 2021. This inventory decrease includes a $14.7 million decrease in equipment inventory, which reflects an increase in new equipment inventory of $28.9 million and a $43.6 million decrease in used equipment inventory, and a $7.7 million increase in parts inventory. Outstanding floorplan payables were $174.7 million on $753.0 million total available floorplan lines of credit as of October 31, 2021, compared to $161.8 million outstanding floorplan payables as of January 31, 2021.
In the first nine months of fiscal 2022, net cash provided by operating activities was $72.3 million, compared to net cash provided by operating activities of $60.8 million in the first nine months of fiscal 2021.
Jaycox Implement Acquisition
On October 20, 2021, the Company announced that it entered into a definitive purchase agreement to acquire the assets of Jaycox Implement, Inc. (“Jaycox”), which consists of three full-line Case IH agriculture dealerships located in Worthington, MN, Luverne, MN, and Lake Park, IA. In the trailing twelve-month period ended June 30, 2021, Jaycox generated revenue of approximately $91 million. This all cash transaction is expected to close in early December 2021 and is expected to be immediately accretive to earnings per diluted share.

Mr. Meyer concluded, "While supply chains remain challenged, we are getting factory shipments, as well as leveraging our parts and equipment inventories collaboratively across our network of stores. This has allowed us to take care of our customers during the critical harvest and pre-winter construction season – which enabled us to continue to deliver strong top line growth. Looking to the fourth quarter, we remain confident that we will be able to sustain our increased sales momentum and profitability, which we believe will allow us to deliver a record year of earnings per share. We are deploying our cash by pursuing quality acquisitions that will continue to enhance our footprint and deliver shareholder value such as the recent announcement of the Jaycox transaction."
Fiscal 2022 Modeling Assumptions
The following are the Company's current expectations for fiscal 2022 modeling assumptions.

	Current Assumptions	Previous Assumptions
Segment Revenue
Agriculture(1)	Up 23-28%	Up 18-23%
Construction(2)	Up 2-7%	Up 2-7%
International(3)	Up 35-40%	Up 27-32%

Diluted EPS(4)	$2.40 - $2.60	$2.00 - $2.20

(1) Includes the full year impact of the HorizonWest acquisition completed in May 2020. Assumes anticipated partial quarter contribution of the Jaycox acquisition following expected closing in early December 2021.

(2) Includes the full year impact of the Phoenix and Tucson, AZ store divestitures in January 2021. Adjusting full year fiscal 2021 net sales by $27 million, representing the fiscal 2021 net sales of these divested stores, results in a same-store sales assumption of up approximately 10-15%.

(3) Assumes an immaterial impact from the divestiture of our single store dealership in Serbia in the third quarter of fiscal 2022.
(4) Includes expenses related to ERP implementation.
Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, December 7, 2021, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13725145.
A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Change in Non-GAAP Measures
Beginning in the third quarter of fiscal 2022, the Company discontinued the use of the Adjusted Cash-flow measure and revised its presentation of two non-GAAP measures, Adjusted Net Income and Adjusted Diluted EPS, to better align with SEC guidance. The adjustment for income tax valuation allowance, a non-cash tax expense related to the use of deferred tax assets in certain jurisdictions, will no longer be included in these two non-GAAP measures. For comparability, references to prior periods' non-GAAP measures have also been updated to show the effect of omitting the income tax valuation allowance from Adjusted Net Income and Adjusted Diluted EPS - see tables included in the Non-GAAP Reconciliations section below.
Non-GAAP Financial Measures
Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, the non-GAAP financial measures include adjustments for items such as impairment charges, Ukraine remeasurement gains/losses and charges associated with our Enterprise Resource Planning (ERP) system transition during fiscal 2021. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP financial measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile adjusted net income (loss), adjusted EBITDA, adjusted diluted earnings (loss) per share, and adjusted income (loss) before income taxes (all non-GAAP financial measures) for the periods presented, to their respective most directly comparable GAAP financial measure.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in Colorado, Iowa, Minnesota, Montana, Nebraska, North Dakota, South Dakota, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which may include statements regarding Agriculture, Construction, and International segment initiatives and improvements, the timing for the closing of the Jaycox acquisition and its impact on the Company's earning per diluted share, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2022, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, the duration, scope and impact of the COVID-19 pandemic on the Company's operations, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, including pursuant to the Jaycox acquisition, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, weather conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained in this release to reflect future events or developments.
Investor Relations Contact:
ICR, Inc.
Jeff Sonnek, jeff.sonnek@icrinc.com
646-277-1263

TITAN MACHINERY INC.
Consolidated Condensed Balance Sheets
(in thousands, except per share data)
(Unaudited)

	October 31, 2021	January 31, 2021
Assets
Current Assets
Cash	$90,540	$78,990
Receivables, net of allowance for expected credit losses	85,842	69,109
Inventories	412,674	418,458
Prepaid expenses and other	15,121	13,677
Total current assets	604,177	580,234
Noncurrent Assets
Property and equipment, net of accumulated depreciation	175,328	147,165
Operating lease assets	59,950	74,445
Deferred income taxes	6,726	3,637
Goodwill	1,433	1,433
Intangible assets, net of accumulated amortization	6,535	7,785
Other	1,070	1,090
Total noncurrent assets	251,042	235,555
Total Assets	$855,219	$815,789

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$24,312	$20,045
Floorplan payable	174,659	161,835
Current maturities of long-term debt	5,667	4,591
Current operating lease liabilities	9,922	11,772
Deferred revenue	35,207	59,418
Accrued expenses and other	49,133	48,791
Income taxes payable	6,783	11,048
Total current liabilities	305,683	317,500
Long-Term Liabilities
Long-term debt, less current maturities	70,502	44,906
Operating lease liabilities	59,264	73,567
Other long-term liabilities	6,192	8,535
Total long-term liabilities	135,958	127,008
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	253,782	252,913
Retained earnings	160,482	116,869
Accumulated other comprehensive income (loss)	(686)	1,499
Total stockholders' equity	413,578	371,281
Total Liabilities and Stockholders' Equity	$855,219	$815,789

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2021	2020	2021	2020
Revenue
Equipment	$329,814	$240,901	$878,528	$662,060
Parts	80,521	76,778	208,464	194,846
Service	32,026	30,696	89,405	84,282
Rental and other	11,614	12,497	27,914	33,357
Total Revenue	453,975	360,872	1,204,311	974,545
Cost of Revenue
Equipment	288,576	215,770	772,584	593,048
Parts	55,654	53,556	146,184	136,205
Service	10,249	10,254	29,314	28,263
Rental and other	7,016	8,741	17,754	23,379
Total Cost of Revenue	361,495	288,321	965,836	780,895
Gross Profit	92,480	72,551	238,475	193,650
Operating Expenses	62,943	54,115	176,460	160,252
Impairment of Goodwill	—	1,453	—	1,453
Impairment of Intangible and Long-Lived Assets	—	1,102	1,498	1,318
Income from Operations	29,537	15,881	60,517	30,627
Other Income (Expense)
Interest and other income (expense)	616	(360)	1,935	333
Floorplan interest expense	(259)	(757)	(1,027)	(2,811)
Other interest expense	(1,071)	(940)	(3,292)	(2,884)
Income Before Income Taxes	28,823	13,824	58,133	25,265
Provision for Income Taxes	7,007	3,912	14,521	6,691
Net Income	21,816	9,912	43,612	18,574

Diluted Earnings per Share	$0.97	$0.44	$1.93	$0.83
Diluted Weighted Average Common Shares	22,222	22,137	22,238	22,091

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended October 31,
	2021	2020
Operating Activities
Net income	$43,612	$18,574
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	16,336	17,731
Impairment	1,498	2,771
Other, net	7,145	12,033
Changes in assets and liabilities
Inventories	3,181	76,495
Manufacturer floorplan payable	45,801	(46,466)
Other working capital	(45,298)	(20,324)
Net Cash Provided by Operating Activities	72,275	60,814
Investing Activities
Property and equipment purchases	(29,693)	(16,205)
Proceeds from sale of property and equipment	667	795
Acquisition consideration, net of cash acquired	—	(6,790)
Other, net	20	(16)
Net Cash Used for Investing Activities	(29,006)	(22,216)
Financing Activities
Net change in non-manufacturer floorplan payable	(30,104)	(40,779)
Net proceeds from (payments on) long-term debt and finance leases	(213)	909
Other, net	(998)	(909)
Net Cash Used for Financing Activities	(31,315)	(40,779)
Effect of Exchange Rate Changes on Cash	(404)	268
Net Change in Cash	11,550	(1,913)
Cash at Beginning of Period	78,990	43,721
Cash at End of Period	$90,540	$41,808

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2021	2020	% Change	2021	2020	% Change
Revenue
Agriculture	$281,506	$220,625	27.6%	$730,422	$583,326	25.2%
Construction	79,735	79,030	0.9%	229,286	216,862	5.7%
International	92,734	61,217	51.5%	244,603	174,357	40.3%
Total	$453,975	$360,872	25.8%	$1,204,311	$974,545	23.6%

Income (Loss) Before Income Taxes
Agriculture	$19,618	$13,575	44.5%	$42,910	$26,490	62.0%
Construction	3,564	1,448	146.1%	6,518	(50)	n/m
International	6,260	(2,424)	n/m	9,498	(3,136)	n/m
Segment Income Before Income Taxes	29,442	12,599	133.7%	58,926	23,304	n/m
Shared Resources	(619)	1,225	n/m	(793)	1,961	n/m
Total	$28,823	$13,824	108.5%	$58,133	$25,265	130.1%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2021	2020	2021	2020
Adjusted Net Income
Net Income	$21,816	$9,912	$43,612	$18,574
Adjustments
ERP transition costs	—	766	—	2,250
Impairment charges	—	2,555	1,498	2,771
Ukraine remeasurement (gain) / loss	(113)	338	(296)	973
Total Pre-Tax Adjustments	(113)	3,659	1,202	5,994
Less: Tax Effect of Adjustments (1)	—	1,566	—	2,613
Total Adjustments	(113)	2,093	1,202	3,381
Adjusted Net Income	$21,703	$12,005	$44,814	$21,955

Adjusted Diluted EPS
Diluted EPS	$0.97	$0.44	$1.93	$0.83
Adjustments (2)
ERP transition costs	—	0.03	—	0.10
Impairment charges	—	0.11	0.07	0.12
Ukraine remeasurement (gain) / loss	(0.01)	0.02	(0.02)	0.04
Total Pre-Tax Adjustments	(0.01)	0.16	0.05	0.26
Less: Tax Effect of Adjustments (1)	—	0.07	—	0.12
Total Adjustments	(0.01)	0.09	0.05	0.14
Adjusted Diluted EPS	$0.96	$0.53	$1.98	$0.97

Adjusted Income Before Income Taxes
Income Before Income Taxes	$28,823	$13,824	$58,134	$25,264
Adjustments
ERP transition costs	—	766	—	2,250
Impairment charges	—	2,555	1,498	2,771
Ukraine remeasurement (gain) / loss	(113)	338	(296)	973
Total Adjustments	(113)	3,659	1,202	5,994
Adjusted Income Before Income Taxes	$28,710	$17,483	$59,336	$31,258

Adjusted Income Before Income Taxes - Agriculture
Income Before Income Taxes	$19,618	$13,575	$42,910	$26,490
Impairment charges	—	244	—	244
Adjusted Income Before Income Taxes	$19,618	$13,819	$42,910	$26,734

Adjusted Income Before Income Taxes - Construction
Income (Loss) Before Income Taxes	$3,564	$1,448	$6,518	$(50)
Impairment charges	—	—	—	216
Adjusted Income Before Income Taxes	$3,564	$1,448	$6,518	$166

Adjusted Income Before Income Taxes - International
Income (Loss) Before Income Taxes	$6,260	$(2,424)	$9,498	$(3,136)
Adjustments
Impairment charges	—	2,311	1,498	2,311
Ukraine remeasurement (gain) / loss	(113)	338	(296)	973
Total Adjustments	(113)	2,649	1,202	3,284
Adjusted Income Before Income Taxes	$6,147	$225	$10,700	$148

Adjusted EBITDA
Net Income	$21,816	$9,912	$43,612	$18,574
Adjustments
Interest expense, net of interest income	840	898	2,941	2,690
Provision for income taxes	7,007	3,912	14,521	6,691
Depreciation and amortization	5,734	6,445	16,336	17,731
EBITDA	35,397	21,167	77,410	45,686
Adjustments
ERP transition costs	—	766	—	2,250
Impairment charges	—	2,555	1,498	2,771
Ukraine remeasurement (gain) / loss	(113)	338	(296)	973
Total Adjustments	(113)	3,659	1,202	5,994
Adjusted EBITDA	$35,284	$24,826	$78,612	$51,680

(1) The tax effect of U.S. related adjustments was calculated using a 26% tax rate, determined based on a 21% federal statutory rate and a 5% blended state income tax rate. The tax effect of the Germany related adjustments was calculated using a 29% tax rate. Included in the tax effect of the adjustments is the tax impact of foreign currency changes in Ukraine of $0.7 million for the three months ended October 31, 2020 and $1.3 million for the nine months ended October 31, 2020.
(2) Adjustments are net of amounts allocated to participating securities where applicable.